SCHEDULE 14A
                   Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934 (Amendment No.)


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                              GENZYME CORPORATION
                (Name of Registrant as Specified In Its Charter)

                              DR. STEVEN BURAKOFF
                            DR. ALEXANDER J. DENNER
                               MR. CARL C. ICAHN
                              DR. RICHARD MULLIGAN
                                 DR. ERIC ENDE
                         HIGH RIVER LIMITED PARTNERSHIP
                             HOPPER INVESTMENTS LLC
                                 BARBERRY CORP.
                               ICAHN PARTNERS LP
                         ICAHN PARTNERS MASTER FUND LP
                        ICAHN PARTNERS MASTER FUND II LP
                       ICAHN PARTNERS MASTER FUND III LP
                          ICAHN ENTERPRISES G.P. INC.
                        ICAHN ENTERPRISES HOLDINGS L.P.
                                   IPH GP LLC
                               ICAHN CAPITAL L.P.
                                ICAHN ONSHORE LP
                               ICAHN OFFSHORE LP
                                 BECKTON CORP.
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

                                ICAHN CAPITAL LP

Dear Fellow Genzyme Shareholder,

Are you as tired as we are of seeing your investment in Genzyme erode because of management's continuing track record of avoidable missteps and subpar performance in dealing with manufacturing problems at the company? AS YOU KNOW, SEVERE PROBLEMS IN MANUFACTURING HAVE RESULTED IN A SIGNIFICANT DESTRUCTION OF NEAR-TERM AND LONG-TERM SHAREHOLDER VALUE. MANAGEMENT HAS BLATANTLY IGNORED REPEATED WARNING LETTERS AND INSPECTION REPORTS FROM THE FDA. AS A RESULT, WE BELIEVE IF ANY REAL PROGRESS IS TO BE MADE IN NORMALIZING RELATIONS WITH THE FDA, WE MUST IMMEDIATELY CHANGE THE BOARD TO SHOW THAT TERMEER IS NO LONGER "KING OF THE COMPANY" EVEN IF HE DOES REMAIN AS CEO. ADDITIONALLY, IT SHOULD BE REMEMBERED THAT IF WE DO NOT GET OUR PLANTS BACK UP AND RUNNING TO FULL CAPACITY, WE WILL NOT ONLY CONTINUE TO LOSE PROFITS BUT WE WILL CONTINUE TO LOSE MARKET SHARE TO OUR COMPETITORS WHICH MAY NEVER BE REGAINED.

It is time to elect the four new highly qualified directors from the Icahn Slate to replace four of the directors on the management slate, which is composed mostly of longstanding directors who apparently were asleep at the wheel. It is time for new oversight at your company.

During the last three years, entirely avoidable manufacturing problems have sharply curtailed market supplies of Cerezyme, Fabrazyme and Myozyme, resulting in drastically lower sales and profits as well contributing to the loss of $3.3 B of shareholder value. Yet during those same three years, CEO Henri Termeer received cash and equity compensation from Genzyme of $35 MM. Furthermore, instead of resolving the manufacturing issues that have plagued the company for three years, Mr. Termeer has accumulated an array of unrelated businesses instead of only focusing on the company's life-saving genetic disease treatments.

This style of "management" has resulted in significant destruction of long-term value which can be reversed through new oversight and new ideas.

The company has permanently lost revenues and profits to competitors from its "cash cow" genetics disease franchise as a result of both manufacturing mismanagement and poor strategic planning. In addition, the company has lost significant credibility with patients, doctors and regulators, both in the U.S. and in Europe, two of its most critical markets for its life-saving drugs.

It is time for a major overhaul of Genzyme's management oversight through a reconstituted board that will work to resolve the manufacturing crisis and re-establish trust and credibility with stakeholders. The Icahn Slate, members of which have a proven track record of spearheading performance improvements at other biotechnology companies, will be driven to accomplish this at your company.

WHY NEW BOARD BLOOD IS NEEDED NOW

Management exposed the company to supply risk in its core genetic disease division by failing to produce these key drugs across multiple manufacturing sites. Instead, it chose to produce the vast majority at a single facility in Allston, Mass. Even worse, at the single facility:

     - it failed to plan effectively for operational redundancy to prevent minor issues from becoming major crises.

     - it failed to build adequate drug inventories to prevent supply constraints, and

     - it overburdened the plant's capacity by shifting Myozyme production to the facility

As a result of management's failures in manufacturing and strategic planning, Cerezyme, Fabrazyme and Myozyme sales fell significantly short of expectations during 2009, permanently reducing future sales potential and profits.

Because of Genzyme's failure to meet demand for these life-saving products, the FDA encouraged early access to and fast track approval of competitive drugs, allowing doctors to become increasingly comfortable prescribing them.

The company is now faced with higher costs to defend its remaining market share, lower gross margins due to its high cost of manufacturing, higher spending to repair the facilities and impending disgorgement of past profits, all of which have combined to further reduce the franchise's long-term value.

During this manufacturing debacle, management failed to adequately disclose FDA warning letters and Form 483s (FDA inspection reports) regarding deficiencies at its facilities, and understated the magnitude of the issues. It also inaccurately predicted the time required to resolve these problems. Even recently, when management claimed to have put its manufacturing troubles behind it by hiring new people to "fix" the problems, additional complications surfaced, furthering supply constraints. As the manufacturing debacle continues to unfold seemingly without end, it is apparent that current management inadequately addressed these damaging problems.

Members of the Icahn Slate will urgently work to repair the damage done by current management by advocating and pressing for the following:

     - Remove Termeer and several other directors to form a newly reconfigured Board to achieve greater management accountability and start repairing the company's tarnished image with crucially important stakeholders, including patients, doctors, investors and, importantly, regulators.

     - Evaluate the current management team and their ability to deliver value to shareholders and meet demands of patients served by our drugs

     - Evaluate permanent solutions to manufacturing problems to help prevent future crises from occurring

     - Improve capital allocation by evaluating and possibly cutting SG&A spending, improving gross margins through greater manufacturing efficiencies, and implementing a focused M&A and licensing strategy, and

     - Divest certain non-core assets, which should improve focus within individual businesses, provide greater financial transparency, reduce overhead costs required to manage a biotech conglomerate, and increase return on capital by eliminating businesses with poor returns.

Management seeks to persuade shareholders that Genzyme's weak and ineffectual board should be reelected amid these challenging problems, even though the board has abjectly failed to resolve them expeditiously.

Manufacturing issues have persisted for several years and have yet to be resolved, resulting in the destruction of massive amounts of shareholder value. Just this month, the FDA fined Genzyme $175 million for failing to mitigate manufacturing issues and could face additional fines if they aren't resolved under a consent decree.

By choosing a consent decree, the FDA has seemingly lost faith in the company's ability to make important drugs for patients. Why should shareholders not look to recharge the board with strong managerial talent and fresh ideas that can ask the right questions and demand performance? Hold management accountable by voting for the Icahn Slate. Members of the Icahn Slate who were directors of ImClone spearheaded a series of initiatives that resulted in a 126 percent gain in its share price from Oct. 2006 to Nov. 2008, when the company was sold to Eli Lilly & Co.

The ImClone initiatives over a two-year period included recharging its partnership with Bristol-Myers Squibb that spurred sales of its flagship drug Erbitux; slashing expenses, reallocating resources and settling litigation. The Icahn team was integrally involved in lining up a counter-bidder to Bristol-Myers' $60 per-share offer, resulting in its sale at $70 per-share. All this is part of the public record.

The current Genzyme board has granted too much independence to its management team, which has made repeated value-depleting missteps and blunders that threaten the entire franchise. The company needs a fresh board composed in part of members of our Slate, who are pharmaceutical industry and business experts who will take an active role in advocating for the needed changes at the company.

Interestingly, management only began accelerated action to address its major issues AFTER it became apparent that Icahn had taken a position in Genzyme. We believe the election to the board of the Icahn Slate is imperative to keep management focused on fixing current issues, preventing future problems and thereby ultimately increasing shareholder value.

If this were your family-owned company, would you keep Termeer and his fellow board members who have presided over such a mess?

Icahn Capital LP
June 1, 2010

                                   * * * * *

All shareholders of Genzyme are advised to read the definitive proxy statement and the gold proxy card filed with the SEC on May 4, 2010, and other documents related to the solicitation of proxies by the Participants from the shareholders of Genzyme for use at the 2010 annual meeting of shareholders of Genzyme because they contain important information. The definitive proxy statement and form of proxy along with other relevant documents are available at no charge on the SEC's website at http://www.sec.gov or by contacting D.F. King & Co., Inc. by telephone toll free at (800) 347-4750 or by visiting their website www.dfking.com/genzyme. In addition, the Participants will provide copies of the definitive proxy statement without charge upon request.